EXHIBIT 12.4

West Texas Utilities Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31
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

                                       1996         1995        1994      1993(2)      1992
                                     ---------   ---------   ---------   --------    --------
                                                    (thousands, except ratios)
Operating income                      $51,734     $59,486     $54,763     $46,576     $57,302
Adjustments:
  Income taxes                          6,547       6,456       7,900      10,869      12,387
  Provision for deferred
    income taxes                        5,718       1,971       8,377       3,593       6,426
  Deferred investment tax credits      (1,321)     (1,321)     (1,321)     (1,321)     (1,515)
  Reserve for utility plant costs,
    net of tax                        (10,946)       --          --          --          --
  Other income and deductions             601        (463)      4,210       1,907       1,114
  Allowance for borrowed and equity
    funds used during construction      1,276       1,031         474         247         156
                                     ========    ========    ========    ========    ========
        Earnings                      $53,609     $67,160     $74,403     $61,871     $75,870
                                     ========    ========    ========    ========    ========


Fixed charges:
  Interest on long-term debt          $21,169     $21,413     $18,547     $19,225     $21,368
  Interest on short-term debt
    and other                           4,925       4,111       3,534       2,988       2,197
                                     ========    ========    ========    ========    ========
        Fixed charges                 $26,094     $25,524     $22,081     $22,213     $23,565
                                     ========    ========    ========    ========    ========


Ratio of earnings to fixed charges       2.05 (1)    2.63        3.37        2.79 (3)    3.22



(1) Earnings in 1996 reflect a $10.9 million one-time charge, net of tax, associated with certain investments for plant sites, engineering studies and lignite reserves.
(2) Earnings in 1993 were significantly affected by restructuring charges and the $4 million cumulative effect of changes in accounting principles.
(3) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of change in accounting principles.
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